NSTOR FINANCIAL
NEWS RELEASE

                                                                                                                                                                nStor Technologies, Inc.
                                                                                                                                                                6190 Corte del Cedro
                                                                                                                                                                Carlsbad, California 92009
                                                                                                                                                                Phone:  760-683-2500
                                                                                                                                                                Fax:  760-683-2599

Contact:
Veena Raman
nStor Technologies, Inc.
760.683.2500
vraman@nstor.com

nStor Technologies Reports 2004 Year End Results

32 Percent Year Over Year Revenue Growth

Carlsbad, CA – March 29, 2005 -- nStor Technologies, Inc. (AMEX: NSO), an innovative developer of storage network solutions, today announced operating results for the fourth quarter and year ended December 31, 2004.

During the fourth quarter, the company’s revenues from continuing operations rose by 33 percent or $719,000 when compared to the corresponding period of 2003.  Revenues for the year ended December 31, 2004 increased by 32 percent or $2,490,000 over 2003 revenues.  Revenues from the company’s previously-owned telemanagement subsidiary, Stonehouse Technologies, are not included in these amounts. Stonehouse’s operating results have been reclassified as discontinued operations as a result of the sale of Stonehouse, which closed effective November 13, 2004.

The company’s fourth-quarter net loss was $1,989,000 or $.01 per common share on revenues of $2,907,000 compared to a net loss of $1,628,000 or $.01 per common share on revenues of $2,188,000 during the corresponding quarter of 2003.  These amounts includea loss from discontinued operations of $8,000 and $214,000 during the 2004 and 2003 quarters, respectively.  The company’s net loss for the full year was $9,835,000 or $.06 per common share, compared to a net loss of $5,988,000 or $.04 per common share during the prior year.  The 2004 net loss reflects a $2.5 million loss from discontinued operations including a $2.6 million charge for impairment of goodwill in connection with the Stonehouse disposition.  The 2003 results include a $927,000 loss from discontinued operations.

“The growing demand for storage infrastructure products which target small-to-medium users is demonstrated in our revenue increase.  nStor continues to make substantial inroads in its target markets, bolstering sales efforts with the addition of strategic OEM customers and solutions integrators worldwide.  With increased R&D investments we are poised to take advantage of emerging market opportunities with new products in 2005”, said Todd Gresham, nStor’s president and CEO.  “We increased revenues and margins, captured new business, and developed market-leading solutions and service offerings for our customers.  We remain focused on building strong partnerships with our customers and delivering the best return for

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our investors through the continued execution of the strategy we initiated during 2004 and the ongoing development of superior products.

The company continues to face operating cash constraints, but overall, I am pleased with the progress the organization has made.”  Mr. Gresham further added that although not reflected in the 2004 year end balance sheet, “Effective January 13, 2005, we satisfied the $9.1 million of current borrowings from H. Irwin Levy, our chairman and one of our principal shareholders, through the issuance of a newly created Series M Convertible Preferred Stock with a stated value of $9.1 million.”  If this transaction had occurred on December 31, 2004, nStor’s shareholders’ equity and working capital would have been a positive $2.6 million and $3.3 million, respectively.  The company’s only remaining borrowings consist of $3.65 million, including $3.3 million from Mr. Levy, maturing April 2006.

Business Highlights

                    Greater focus in the storage business with the disposition of the telemanagement segment, Stonehouse Technologies, Inc.

                    Overall gross margin improvement from 25% in 2003 to 30% in 2004 through  the success of various operational excellence programs that yielded cost savings

                    Shipment of the newly introduced NexStor 4900 Fibre Channel storage subsystem in Q404, securing several key customer wins from the offering

                    Penetration of key vertical and geographic markets including defense, medical and video.  Increased sales traction in EMEA (Europe, Middle East & Africa) and Japanese markets

About nStor Technologies, Inc.
 Headquartered in Carlsbad, Calif., nStor Technologies, Inc. (AMEX: NSO), through its wholly-owned subsidiary, nStor Corporation, Inc., is a developer of data storage solutions that are ideally suited for both large enterprises as well as small to mid-sized businesses.    The Company's flagship controller technology and StorView software form the foundation for the NexStor family of turnkey solutions that support today’s popular operating systems including Microsoft Windows and Linux.  Designed for storage-intensive environments and mission-critical applications, nStor's products are offered in various architectures including Fibre Channel, SCSI and SATA and are focused on addressing customers' business needs and applications. The Company markets its storage solutions through a global network of OEM partners and systems integrators. For more information, visit www.nstor.com.

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This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimated," "project," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, insufficient funding and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor and StorView are registered trademarks of nStor Technologies, Inc.

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2004	2003	2004	2003

Sales	$2,907	$2,188	$10,286	$7,796
Cost of sales	2,121	1,762	7,201	5,866

Gross margin	786	426	3,085	1,930

Operating expenses:
Selling, general and administrative	2,047	928	6,366	3,646
Research and development	970	709	3,413	2,547
Depreciation and amortization	30	37	194	113

Total operating expenses	3,047	1,674	9,973	6,306

Loss from operations	(2,261)	(1,248)	(6,888)	(4,376)

Interest expense	(290)	(170)	(995)	(713)
Other income	570	4	574	28

Loss from continuing operations	(1,981)	(1,414)	(7,309)	(5,061)

Loss from discontinued operations (including impairment loss of $2,619 in 2004)	(8)	(214)	(2,526)	(927)

Net loss	$(1,989)	$(1,628)	$(9,835)	$(5,988)

Basic and diluted net loss per common share:
Loss from continuing operations	$(.01)	$(.01)	$(.04)	$(.03)
Loss from discontinued operations	(.00)	(.00)	(.02)	(.01)

Net loss	$(.01)	$(.01)	$(.06)	$(.04)

Weighted average number of common shares considered outstanding, basic and diluted	165,098	165,063	165,088	156,886

nStor Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$1,272	$--
Receivables, net	2,431	482
Inventories	1,882	1,571
Prepaid expenses and other	295	295
Assets held for sale (1)	--	10,582

Total current assets	5,880	12,930

Property and equipment, net	512	323
Goodwill, net	1,989	1,989
Note receivable	417	--

	$8,798	$15,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings:
Affiliate (2)	$9,100	$6,941
Other	78	561
Accounts payable and other	2,465	2,402
Liabilities held for sale (1)	--	2,077

Total current liabilities	11,643	11,981

Long-term debt	3,650	--

Total liabilities	15,293	11,981

Shareholders’ (deficit) equity (2)	(6,495)	3,261

	$8,798	$15,242

(1)        Assets and liabilities of Stonehouse Technologies, sold effective November 13, 2004.

(2)        Effective January 13, 2005, the Company satisfied the $9.1 million of current Affiliate Borrowings through the issuance of Convertible Preferred Stock with a stated value of $9.1 million.  If this transaction had occurred on December 31, 2004, the Company’s Shareholders’ Equity and Working Capital would have been a positive $2.6 million and $3.3 million, respective